For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS

SEGUIN, Texas, August 4, 2021 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2021.

Highlights for the Quarter

•Second quarter sales and net income are up significantly over the COVID-impacted prior year second quarter:
◦Total company net sales of $347.6 million, up 29%
◦Industrial Division net sales of $231.2 million, up 27%
◦Agricultural Division net sales of $116.3 million, up 35%
◦Net income of $26.0 million up 100%, or $2.19 per diluted share, up 99%
◦Adjusted net income of $23.4 million, or $1.97 per diluted share, up 73% (1)
•Trailing twelve-month Adjusted EBITDA of $155.3 million, up 7% from full year 2020(1)
•Total debt outstanding reduced by $38.7 million during the second quarter, down 28% from the prior year second quarter
•Backlog increased 11% during the second quarter to $503.6 million, up 132% over the prior year second quarter

Summary of Results
Alamo Group's net sales for the second quarter of 2021 were $347.6 million compared to net sales of $268.6 million in the second quarter of 2020, an increase of 29%. Net income for the quarter was $26.0

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS             Page 2

million, or $2.19 per diluted share, compared to $13.0 million, or $1.10 per diluted share, in the previous year’s second quarter, an increase of 100% in net income and 99% in net income per diluted share.

For the first six months of 2021 net sales were $658.7 million compared to $583.1 million in the previous year’s first six-month period, an increase of 13%. Net income for the first half of 2021 was $43.5 million, or $3.66 per diluted share, versus $28.5 million, or $2.41 per diluted share, for the same period in 2020, an increase of 53% in net income and 52% in net income per diluted share.

The results for the second quarter and first six months of 2021 included a $2.6 million after tax gain on the sale of a facility in the Netherlands while comparable 2020 results included the negative effects of non-cash inventory step up charges of approximately $0.7 million in the second quarter of 2020 and approximately $2.7 million in the first six months of 2020 related to the Morbark acquisition. Excluding the effects of these non-recurring items, second quarter 2021 adjusted net income was $23.4 million, compared to $13.5 million in the prior year second quarter, an increase of 73%.(1)

Alamo Group’s results for the second quarter and first six months of 2021 reflect a strong recovery in customer demand compared to prior year periods when the COVID-19 pandemic materially impacted the Company’s performance. While the Company has delivered significant year-over-year sales and profitability improvements, percentage margins have not yet rebounded to pre-pandemic levels. Operationally, the favorable leveraging effects of higher customer demand have been constrained by supply chain disruptions and labor shortages, and have been more than offset by a very high rate of input cost inflation which has exceeded the speed at which the Company has been able to effectively implement offsetting pricing actions.

Results by Division
Net sales for Alamo Group's Industrial Division in the second quarter of 2021 were $231.2 million, compared to $182.3 million in the prior year, an increase of 27%. The Division’s income from operations for the quarter was $19.9 million compared to $13.9 million in the second quarter of 2020, an increase of 43%. For the first six months of 2021, the Industrial Division's net sales were $443.1 million versus $412.2 million in the first six months of 2020, an increase of 8%. The Division's income from operations

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS             Page 3

for the first six months of 2021 was $36.0 million versus $32.2 million in the same period of the prior year, an increase of 12%.

The Industrial Division's current year results benefited from customer demand growth but were constrained by the supply chain disruptions and the unfavorable price-cost changes previously mentioned. Prior year results were materially impacted by the COVID-19 pandemic and included the negative effects of the Morbark non-cash inventory step up charges mentioned above.

The Company's Agricultural Division net sales in the second quarter of 2021 were $116.3 million compared to $86.4 million in the prior year's second quarter, an increase of 35%. The Division's income from operations for the quarter was $13.7 million compared to $8.8 million in 2020, an increase of 56%. For the first six months of 2021, the Agricultural Division's net sales were $215.6 million versus $170.9 million in the prior year, an increase of 26%. The Division's income from operations for the first six months of 2021 was $23.0 million compared to $14.3 million in the prior year, an increase of 61%.

The Agricultural Division continues to enjoy high customer demand aided by low dealer inventories, but it was also affected by supply chain disruptions and input cost increases, which have yet to be fully offset by its pricing actions. However, prior year results in this Division were less affected by the pandemic as compared to the Company's Industrial Division.

Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer, commented, “We are very pleased with our second quarter results in the context of the opportunities, and the challenges, that were evident in our markets during the second quarter. As the global economy continued to recover from the effects of the coronavirus pandemic, demand for our products gained further momentum in both of our operating divisions, across North America and Europe. As a result, the Company achieved record order bookings for a second quarter and backlog also set a new record. Sales in the quarter improved strongly, and net income doubled compared to the second quarter of 2020. Sales and net income were also significantly improved versus the pre-pandemic second quarter of 2019 and benefited from the contributions of the Dutch Power and Morbark businesses that we acquired in 2019.

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS             Page 4

“Our Agricultural Division produced excellent sales and net income this quarter. Demand for its products was strong not only in North America and Europe, but also in markets such as Brazil and Australia where we have been steadily developing our presence over the past several years. The Division benefited from robust demand for its mowers and agricultural implements from farm and ranch customers and also achieved modestly higher sales of spare parts compared to the second quarter of 2020.

“Our Industrial Division also produced solid second quarter results as state and municipal governmental budgets recovered somewhat faster than had previously been expected. While governmental sales were much stronger than the comparable period in 2020, they have not yet fully recovered to pre-pandemic levels in most of this Division’s product lines including vacuum trucks, sweepers and snow removal equipment. Non-governmental markets for the Division’s products also improved, most notably in our Morbark business which serves the forestry and tree care markets. The Industrial Division’s results also benefited from an improvement in sales of spare parts compared to the second quarter of 2020.

“While the healthy level of activity in our markets was certainly gratifying, we also faced several significant cost and supply headwinds during the quarter that partly offset the expected benefits of higher sales volume. Input costs for raw materials and certain industrial components continued to rise at a pace that was higher than anticipated and the pricing actions we’ve taken will take time to catch up and be fully evident in our results. We also continued to experience supply chain disruptions and shipping delays that adversely impacted operational efficiency. Shortages of skilled labor also hindered our ability to ramp up capacity to meet higher demand in several of our larger operations. To address this issue, we are accelerating our deployment of industrial robots to mitigate skilled labor shortages, especially in welding, and we are pleased with the positive results we are seeing from this initiative.

“In spite of these significant challenges and disruptions, the Company produced solid second quarter results. I’m very proud of the way our employees have reacted, quickly taking actions to minimize the negative impact of the headwinds we experienced during the quarter. Our teams achieved healthy sales growth accompanied by a modest expansion of gross margin relative to the prior year second quarter. Our gross margins are now only slightly off from the levels we achieved in the second quarter of 2019, before the onset of the pandemic, and the Company is once again approaching double-digit operating

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS             Page 5

income as a percentage of sales despite the recent cost pressures. I’m also pleased that we were able to further reduce our long-term debt during the quarter.

“Looking forward, the potential of a significant recurrence of coronavirus illness in our communities certainly remains an ongoing concern. Assuming the pandemic does not worsen again, we believe customer buying activity will remain at a good level in both the Agricultural and Industrial segments through at least the remainder of 2021. Supported by our backlog of almost $504 million, Alamo Group’s outlook for the next several quarters remains quite positive. However, at the moment, it is difficult to predict when the headwinds we experienced during the second quarter will abate. Our expectation is that they will persist at least through the balance of 2021 and some issues, such as the ongoing shortage of computer chips, which can impact our truck chassis and tractor deliveries, are now expected to persist into early 2022. We will continue to take appropriate price actions to address changes in our cost structure, and will continue to work closely with our suppliers to work through the ongoing supply chain disruptions. Most importantly, we continue to invest in our people, processes and equipment to expand our capability to deliver the backlog as efficiently as possible. So, while the second quarter was certainly a challenging one, I am pleased with the solid financial and operating results we have achieved and I remain optimistic that the Company will continue to perform well for the remainder of the year. “

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS             Page 6

Earnings Conference Call
Alamo Group will host a conference call to discuss the results on Thursday, August 5, 2021 at 3:00 p.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 866-248-8441 (domestic) or 323-289-6576 (international). For interested individuals unable to join the call, a replay will be available until Thursday, August 12, 2021 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 5523668.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Thursday, August 5, 2021, beginning at 3:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,070 employees and operates 27 plants in North America, Europe, Australia and Brazil as of June 30, 2021. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

ALAMO GROUP ANNOUNCES 2021 SECOND QUARTER RESULTS             Page 7

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, inflation, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2021	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$85,630	$82,002
Accounts receivable, net	253,179	229,714
Inventories	264,540	248,706
Other current assets	19,171	11,691
Total current assets	622,520	572,113

Rental equipment, net	38,619	48,583

Property, plant and equipment	149,380	156,210

Goodwill	194,936	195,457
Intangible assets	185,581	198,925
Other non-current assets	17,790	18,400

Total assets	$1,208,826	$1,189,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$104,715	$63,417
Income taxes payable	2,724	2,619
Accrued liabilities	62,107	52,615
Current maturities of long-term debt and finance lease obligations	15,069	15,072
Total current liabilities	184,615	133,723

Long-term debt, net of current maturities	299,910	423,723
Long-term tax liability	4,408	6,778
Deferred pension liability	1,219	1,464
Other long-term liabilities	26,921	25,361
Deferred income taxes	19,872	21,488

Total stockholders’ equity	671,881	577,151

Total liabilities and stockholders’ equity	$1,208,826	$1,189,688

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net sales:
Industrial	$231,207	$182,257	$443,118	$412,232
Agricultural	116,343	86,378	215,621	170,851
Total net sales	347,550	268,635	658,739	583,083

Cost of sales	259,410	200,810	494,173	436,318
Gross margin	88,140	67,825	164,566	146,765
	25.4%	25.2%	25.0%	25.2%

Selling, general and administration expense	50,887	41,551	98,217	92,799
Amortization expense	3,663	3,613	7,321	7,449
Income from operations	33,590	22,661	59,028	46,517
	9.7%	8.4%	9.0%	8.0%

Interest expense	(2,854)	(3,941)	(5,467)	(9,460)
Interest income	293	306	581	662
Other income (expense)	3,253	(1,288)	2,623	1,053

Income before income taxes	34,282	17,738	56,765	38,772
Provision for income taxes	8,245	4,749	13,266	10,255

Net Income	$26,037	$12,989	$43,499	$28,517

Net income per common share:

Basic	$2.20	$1.10	$3.68	$2.42

Diluted	$2.19	$1.10	$3.66	$2.41

Average common shares:
Basic	11,842	11,778	11,831	11,769

Diluted	11,902	11,842	11,892	11,835

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS, related to the impact of non-recurring items, of which are non-GAAP financial measures. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 3 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Non-recurring Items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Operating Income - GAAP	$33,590	$22,661	$59,028	$46,517
(add: acquisition inventory step-up charge)	—	711	—	2,662
Adjusted Operating Income - non-GAAP	$33,590	$23,372	$59,028	$49,179

Net Income - GAAP	$26,037	$12,989	$43,499	$28,517
(add: acquisition inventory step-up charge)	—	523	—	1,958
(less: gain on sale of property)	(2,635)	—	(2,635)	—
Adjusted Net Income - non-GAAP	$23,402	$13,512	$40,864	$30,475

Diluted EPS - GAAP	$2.19	$1.10	$3.66	$2.41
(add: acquisition inventory step-up charge)	—	0.04	—	0.17
(less: gain on sale of property)	(0.22)	—	(0.22)	—
Adjusted Diluted EPS - non-GAAP	$1.97	$1.14	$3.44	$2.58

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended June 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%

Industrial	$231,207	$182,257	26.9%	$3,949	2.2%
Agricultural	116,343	86,378	34.7%	5,172	6.0%
Total net sales	$347,550	$268,635	29.4%	$9,121	3.4%

	Six Months Ended June 30,			Change due to currency translation
	2021	2020	% change from 2020	$	%

Industrial	$443,118	$412,232	7.5%	$7,017	1.7%
Agricultural	215,621	170,851	26.2%	6,517	3.8%
Total net sales	$658,739	$583,083	13.0%	$13,534	2.3%

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	June 30, 2021	June 30, 2020	Net Change

Current maturities	$15,069	$15,072
Long-term debt,net of current	299,910	423,723
Total debt	$314,979	$438,795

Total cash	85,630	82,002
Total Debt Net of Cash	$229,349	$356,793	$(127,444)

EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	December 31, 2020

Income from operations	$59,028	$46,517	$105,676	$93,165
Depreciation	14,964	14,565	29,493	29,094
Amortization	7,655	7,783	15,252	15,380
EBITDA	$81,647	$68,865	$150,421	$137,639

Adjusted EBITDA
	Six Months Ended		Trailing Twelve Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	December 31, 2020

Income from operations	$59,028	$46,517	$105,676	$93,165
adjust: acquisition inventory step-up charge	—	2,662	2,168	4,830
adjust: redundancy costs	—	—	2,730	2,730
Adjusted Income from operations	$59,028	$49,179	$110,574	$100,725
Depreciation	14,964	14,565	29,493	29,094
Amortization	7,655	7,783	15,252	15,380
Adjusted EBITDA	$81,647	$71,527	$155,319	$145,199